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                                             Exhibit C1

NEES Energy, Inc.
Consolidated Statement of Cash Flows
(Thousands of Dollars)
For the Periods Ended June 30, 1999
(Unaudited, Subject to Adjustment)

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
                                                Quarter Six Months
                                                ------- ----------

Operating activities:
  Net income (loss)                                     $(2,318)           $ (2,183)

  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

     Depreciation and amortization                        2,287               3,748
     (Increase) decrease in accounts receivable and
      unbilled revenue                                   16,994          3,918
     (Increase) decrease in inventory                    (3,163)         3,749
     (Increase) decrease in prepaid and other
      current assets                                      2,728          6,868
     Increase (decrease) in accounts payable             (2,948)           (86)
     Increase (decrease) in other current liabilities              (4,521)             (7,521)
     Other, net                                            (179)        (1,737)
                                                        -------       --------
Net cash provided by (used in) operating activities     $ 8,880       $  6,756
                                                        -------       --------


Investing activities:
  Fixed asset expenditures                              $   -        $    (309)
  Investment in Griffith Consumers                          -          (78,605)
  Acquisition of Barclay & Fowler assets                    -           (3,011)
  Acquisition of Hub-Langie assets                         (777)          (777)
  Purchase of AllEnergy minority interest from
     NEES Global, Inc.                                      -             (456)
                                                        -------       --------
Net cash used in investing activities                   $  (777)      $(83,158)
                                                        -------       --------

Financing activities:
  Change in subordinated notes payable to parent        $(8,465)      $ 78,825
  Increase (decrease) in long-term debt                     (71)          (150)
                                                        -------       --------
  Net cash provided by (used in) financing activities             $(8,536)           $ 78,675
                                                        -------       --------

Net increase (decrease) in cash and cash equivalents    $  (433)      $  2,273

Cash and cash equivalents at beginning of period          6,899          4,193
                                                        -------       --------

Cash and cash equivalents at end of period              $ 6,466       $  6,466
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